AGRIUM INC.

OFFICER’S CERTIFICATE

Pursuant to Section 2.20 of National Instrument 54-101 –

Communication with Beneficial Owners of Securities of a Reporting Issuer

(the “Instrument”)

I, GARY J. DANIEL, Corporate Secretary of Agrium Inc. (the “Corporation”), hereby certify for and on behalf of the Corporation in my capacity as an officer of the Corporation and not in my personal capacity, that:

1.	The Corporation has arranged to have its proxy-related materials for the annual general meeting of shareholders of the Corporation to be held on April 9, 2013 (the “Meeting”) sent in compliance with the applicable timing requirements in sections 2.9 and 2.12 of the Instrument.

2.	The Corporation has arranged to have carried out all of the requirements of the Instrument, in addition to those described in paragraph 1 above.

3.	The Corporation has made the arrangements in paragraphs 1 and 2 above and is relying upon section 2.20 of the Instrument.

The term “proxy-related materials” as used in this Certificate shall have the meaning ascribed thereto in the Instrument.

Dated this 4th day of March, 2013.

AGRIUM INC.

Per:	/S/ “GARY J. DANIEL”
Gary J. Daniel, Corporate Secretary & Senior Legal Counsel